PROSPECTUS and	PRICING SUPPLEMENT NO. 31
PROSPECTUS SUPPLEMENT, each	Dated January 3, 2023
Dated April 6, 2020	Registration Statement No. 333-237579
Filed Pursuant to Rule 424(b)(2)

U.S. $3,600,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES H

Due 9 Months or More from Date of Issue

$1,100,000,000 4.750% Fixed Rate Senior Notes Due January 20, 2028

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422EWR6 / US24422EWR60

Date of Issue:	January 9, 2023

Maturity Date:	January 20, 2028

Principal Amount:	$1,100,000,000

Price to Public:	99.950% plus accrued interest, if any, from January 9, 2023

Interest Payment Dates:	Semi-annually on January 20 and July 20, commencing on July 20, 2023 (long first coupon) and ending on the maturity date

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	4.750% per annum

Redemption Provisions:	None

Plan of Distribution:

Name	Principal Amount Of Notes
BofA Securities, Inc.	$233,750,000
Deutsche Bank Securities Inc.	$233,750,000
Goldman Sachs & Co. LLC	$233,750,000
RBC Capital Markets, LLC	$233,750,000
Academy Securities, Inc.	$33,000,000
BNP Paribas Securities Corp.	$33,000,000
Commerz Markets LLC	$33,000,000
Standard Chartered Bank	$33,000,000
Wells Fargo Securities, LLC	$33,000,000
Total	$1,100,000,000
The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.600% plus accrued interest, if any, from January 9, 2023.

Standard Chartered Bank will not affect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.